Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS SECOND QUARTER 2015 RESULTS

MIAMI—(BUSINESS WIRE)—August 5, 2015— Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months ended June 30, 2015.

SECOND QUARTER 2015 HIGHLIGHTS

•                  ILG consolidated revenue increased by 21.1% year-over-year to $173.7 million, and was up 14.1% excluding pass-throughs

•                  Refinanced capital structure, issuing $350 million of 5.625% senior notes due 2023

•                  Diluted earnings per share was $0.29. Incremental after-tax interest expense related to our senior notes impacted earnings per share by $0.03

•                  Adjusted EBITDA increased by 4.9% to $43.5 million

•                  In constant currency:

•                  Revenue increased by 23.3%, or 16.9% excluding pass-through revenue

•                  Diluted EPS was $0.30

•                  Adjusted EBITDA was $44.6 million, an increase of 7.4%

•                  Free cash flow for the first six months of 2015 increased by 71.5% to $79.7 million

“ILG reported a solid quarter, with both top line and adjusted EBITDA growth.  Consolidated revenue without pass-throughs increased 14.1% over the prior year quarter which led to nearly 5% greater adjusted EBITDA, or a 7.4% adjusted EBITDA increase in constant currency,” said Craig M. Nash, chairman, president and CEO of Interval Leisure Group. “The issuance of $350 million of senior notes during the quarter provides ILG with a flexible capital structure to pursue our long-term strategy.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

	Three Months Ended June 30,		Year Over Year
METRICS	2015	2014	Change
Revenue	173.7	143.5	21.1%
Exchange and Rental revenue	124.6	116.8	6.7%
Vacation Ownership revenue	49.1	26.7	83.9%
Gross profit	93.3	83.8	11.4%
Net income attributable to common stockholders	16.6	18.4	(9.4)%
Adjusted net income*	16.8	19.3	(13.2)%
Diluted EPS	$0.29	$0.32	(9.4)%
Adjusted diluted EPS*	$0.29	$0.33	(12.1)%
Adjusted EBITDA*	43.5	41.5	4.9%

BALANCE SHEET DATA	June 30, 2015	December 31, 2014
Cash and cash equivalents	92.2		80.5
Debt	434.8		484.4

	Six Months Ended June 30,		Year Over Year
CASH FLOW DATA	2015	2014	Change
Net cash provided by operating activities	86.4	55.7	55.3%
Free cash flow*	79.7	46.5	71.5%

* “Adjusted net income”, “Adjusted earnings per share”, “Adjusted EBITDA”, and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Second Quarter 2015 Consolidated Operating Results

Consolidated revenue for the quarter ended June 30, 2015 was $173.7 million, an increase of 21.1% compared to the second quarter of 2014. In constant currency (defined below), consolidated revenue increased by 23.3% to $177.0 million. Excluding pass-through revenue, consolidated revenue increased by $16.8 million, or 14.1%, and $20.1 million, or 16.9% in constant currency.

Net income attributable to common stockholders for the three months ended June 30, 2015 was $16.6 million, a decrease of 9.4% from the second quarter of 2014 and in constant currency was $17.5 million, a decrease of 4.5%. Diluted earnings per share (EPS) were $0.29 compared to diluted EPS of $0.32 for the same period of 2014. In constant currency, diluted EPS was $0.30. Adjusted net income (defined below) for the quarter ended June 30, 2015 was $16.8 million, $17.7 million in constant currency. Contributing to the results are $1.8 million of incremental after-tax interest expense from the issuance of the senior notes and $0.7 million of after-tax impact related to a shift in the timing of a member magazine into the second quarter compared to last year’s distribution schedule. Excluding these items, net income attributable to common stockholders for the quarter would have been $19.1 million and diluted earnings per share would have been $0.33, and in constant currency these would have been $20.0 million and $0.34, respectively.

Adjusted EBITDA (defined below) for the quarter ended June 30, 2015 was $43.5 million, a 4.9% increase from $41.5 million for the same period of 2014. On a constant currency basis, adjusted EBITDA would have been $44.6 million, an increase of 7.4% over the prior year quarter.

Business Segment Results

In the fourth quarter of 2014, as a result of the Hyatt Vacation Ownership (HVO) acquisition, ILG reorganized its management reporting structure resulting in the following operating and reportable segments: Exchange and Rental, and Vacation Ownership.

The Exchange and Rental segment offers access to vacation accommodations and other travel-related transactions and services to leisure travelers, by providing vacation exchange services and vacation rentals, working with resort developers and managing vacation properties. The Vacation Ownership segment engages in the management, sales, marketing, and financing of vacation ownership interests and related services to owners and associations.

Exchange and Rental

Exchange and Rental segment revenue for the three months ended June 30, 2015 was $124.6 million, an increase of 6.7% from the comparable period in 2014. The increase is due to incremental revenue attributable to our Hyatt Residence Club (HRC) business — acquired in October 2014 — which drove an increase of $2.6 million in other revenue, and to higher rental management fees of $1.4 million and pass through revenue of $4.4 million for the quarter.

For the second quarter of 2015, membership fee revenue (defined below) was $31.6 million and transaction revenue (defined below) was $47.1 million, relatively consistent with the prior year.

Total active members at June 30, 2015 were approximately 1.82 million, consistent with last year. Average revenue per member for the second quarter of 2015 was $44.17, in-line with $44.36 from the second quarter of 2014.

Through the second quarter, the Interval Network affiliated 29 vacation ownership resorts in domestic and international markets. Membership mix as of June 30, 2015 included 58% traditional and 42% corporate members, compared to 59% and 41%, respectively, as of June 30, 2014.

Year-over-year rental management revenue increased $1.4 million, or 13.7%, to $11.4 million. RevPAR (defined below) was $106.01, an increase of 2.7% over prior year’s RevPAR of $103.24. The increase in RevPAR was driven by stronger RevPAR in Hawaii, partly offset by newly-acquired rental management contracts on the mainland which operate at a lower RevPAR. Hawaii-only RevPAR increased 11.7% to $118.51 in the quarter compared to $106.08 in the prior year, driven by both higher average daily rate and occupancy. Regarding the prior RevPAR figures, effective January 1, 2015, a change in industry reporting standards now excludes certain resort fees from gross lodging revenue (defined below). This reporting change together with certain other calculation refinements impacts the year-over-year comparability of RevPAR and therefore we have recast prior year RevPAR figures.

Exchange and Rental segment adjusted EBITDA was $36.5 million in the second quarter, an increase of 1.7% from the prior year due to the incremental contribution from HRC, together with stronger results from our rental businesses and lower call center related costs.  In constant currency, segment adjusted EBITDA was $36.6 million. Additionally, adjusted EBITDA in the quarter was negatively impacted by a $1.1 million shift in the timing of a member magazine into the second quarter compared to the prior year’s distribution schedule. Excluding this impact, adjusted EBITDA in constant currency would have been $37.6 million, an increase 4.8% over the prior year.

Vacation Ownership

Vacation Ownership segment revenue for the three months ended June 30, 2015 was $49.1 million, including $24.9 million of management fee revenue (defined below). The increase over the prior year of $22.4 million, or 83.9%, in segment revenue reflects increases of $10.9 million of incremental vacation ownership sales and financing revenue and $9.0 million in pass-through revenue, entirely related to the HVO acquisition, as well as $2.5 million in management fee revenue. The increase in management fee revenue is a result of incremental revenue from the HVO acquisition, partly offset by a foreign currency negative impact of translating the results of VRI Europe into U.S. dollars.

On a constant currency basis, total revenue and revenue excluding pass-through for this segment would have been $51.9 million and $38.5 million, respectively, an increase of 94.2% and 72.5%, over the prior year quarter.

Vacation Ownership segment adjusted EBITDA was $7.0 million in the second quarter, an increase of 25.7% from the prior year. The growth in this segment is driven by the incremental management and sales and financing activities from our recently acquired HVO business. In constant currency, segment adjusted EBITDA was $8.0 million for the second quarter.

CAPITAL RESOURCES AND LIQUIDITY

As of June 30, 2015, ILG’s cash and cash equivalents totaled $92.2 million, compared to $80.5 million as of December 31, 2014.

Debt outstanding as of June 30, 2015 was $434.8 million, compared to $484.4 million as of December 31, 2014 (inclusive of debt issuance costs). On April 10, 2015, we completed a private offering of $350 million in aggregate principal amount of our 5.625% senior notes due in 2023. The net proceeds from the offering, after deducting estimated offering related expenses, were approximately $343 million. We used the proceeds to repay indebtedness outstanding on our revolving credit facility. As of June 30, 2015, total unamortized debt issuance costs pertaining to our senior notes were $6.7 million.

For the first half of 2015, ILG’s capital expenditures totaled $6.7 million, net cash provided by operating activities was $86.4 million and free cash flow (defined below) was $79.7 million. The $33.2 million increase in free cash flow from the same period of 2014 was principally due to higher net cash receipts due in part to the addition of HVO, lower payments of $13.0 million made in connection with long-term agreements and lower income taxes paid of $8.2 million, partly offset by higher interest payments of $1.1 million.

Dividend

For the second quarter 2015, ILG paid $6.9 million, or $0.12 cents per share, in dividends.

In August 2015, our Board of Directors declared a $0.12 per share dividend payable September 15, 2015 to shareholders of record on September 1, 2015.

BUSINESS OUTLOOK AND GUIDANCE

“For the remainder of 2015, we remain focused on disciplined investment in those areas we believe will drive long-term growth. In particular, these include increased efficiencies and new product development in exchange and rental and expansion of sales in vacation ownership,” said Mr. Nash.

Based upon a revised forecast of pass-through revenue, which does not impact the bottom line, ILG is adjusting its 2015 revenue guidance. Additionally, following the actual results of the first six months, the company is tightening the adjusted EBITDA range and decreasing the projected capital expenditures. This decrease in capex drives an increase in the projection for free cash flow to $100 million to $110 million for 2015.

Guidance	Current	Prior
Consolidated Revenue	$690 - $705 million	$690 - $720 million
Adjusted EBITDA	$182 - $192 million	$180 - $195 million
Free cash flow	$100 - $110 million	$95 - $105 million
Capital expenditures	3 – 4.5% of consolidated revenue	3 – 5% of consolidated revenue

These expectations of future performance are for continuing operations and exclude the impact of any potential acquisitions or restructuring activities. Revenue and adjusted EBITDA guidance reflects the expectation of an adverse impact of foreign exchange. Based on actual results year-to-date and projected rates for the remainder of 2015, foreign exchange movements are expected to adversely impact 2015 revenue and adjusted EBITDA by approximately $12.5 million and $3.5 million, respectively, when compared with 2014 full year results. Adjusted EBITDA will be computed on a basis consistent with the reconciliation of the second quarter 2015 and 2014 results in the tables at the end of this release.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS, free cash flow and constant currency, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement and indenture. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the second quarter 2015, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (844) 826-0618 (toll-free domestic) or (973) 638-

3062 (international); Conference ID: 89398720. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 14 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); Conference ID: 89398720. The webcast will be archived on Interval Leisure Group’s website for 90 days after the call. A transcript of the call will also be available on the website.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of non-traditional lodging, encompassing a portfolio of leisure businesses from exchange and vacation rental to vacation ownership. In its exchange and rental segment, Interval International and Trading Places International (TPI) offer vacation exchange and travel-related products to more than 2 million member families worldwide, while Hyatt Residence Club provides exchanges among its branded resorts in addition to its participation in the Interval Network. Aston Hotels & Resorts and Aqua Hospitality provide hotel and condominium rentals and resort management. In its vacation ownership segment, Vacation Resorts International, VRI Europe, Hyatt Vacation Ownership (HVO), and TPI provide management services to timeshare resorts and clubs, as well as homeowners’ associations. HVO also sells, markets, and finances vacation ownership interests. ILG through its subsidiaries independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. Headquartered in Miami, Florida, ILG has offices in 16 countries and more than 6,000 employees. For more information, visit www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency of developers; consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in our senior management; regulatory changes; our ability to compete effectively and successfully add new products and services; our ability to successfully manage and integrate acquisitions; the occurrence of a change in control event under the master license agreement with Hyatt; our failure to comply with designated Hyatt® brand standards with respect to the operation of the Hyatt Vacation Ownership business; our ability to market vacation ownership interests successfully and efficiently; impairment of assets; the restrictive covenants in our revolving credit facility and indenture; adverse events or trends in key vacation destinations; business interruptions in connection with our technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit; fluctuations in currency exchange rates; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue	$173,745	$143,528	$358,297	$300,569
Cost of sales	80,423	59,761	162,780	123,611
Gross profit	93,322	83,767	195,517	176,958
Selling and marketing expense	18,578	13,808	36,786	28,378
General and administrative expense	35,541	31,251	71,436	62,688
Amortization expense of intangibles	3,514	2,895	7,015	5,861
Depreciation expense	4,328	3,876	8,597	7,669
Operating income	31,361	31,937	71,683	72,362
Other income (expense):
Interest income	276	55	543	99
Interest expense	(5,974)	(1,628)	(8,727)	(2,952)
Other income (expense), net	195	(280)	1,116	(416)
Equity in earnings from unconsolidated entities	925	—	2,449	—
Total other expense, net	(4,578)	(1,853)	(4,619)	(3,269)
Earnings before income taxes and noncontrolling interests	26,783	30,084	67,064	69,093
Income tax provision	(9,656)	(10,690)	(24,148)	(25,005)
Net income	17,127	19,394	42,916	44,088
Net income attributable to noncontrolling interest	(486)	(1,034)	(1,013)	(2,013)
Net income attributable to common stockholders	$16,641	$18,360	$41,903	$42,075

Earnings per share attributable to common stockholders:
Basic	$0.29	$0.32	$0.73	$0.73
Diluted	$0.29	$0.32	$0.72	$0.72
Weighted average number of shares of common stock outstanding:
Basic	57,453	57,669	57,316	57,587
Diluted	58,041	58,169	57,894	58,123
Dividends declared per share of common stock	$0.12	$0.11	$0.24	$0.22

Adjusted net income(1)	$16,761	$19,309	$41,494	$43,696
Adjusted earnings per share(1):
Basic	$0.29	$0.33	$0.72	$0.76
Diluted	$0.29	$0.33	$0.72	$0.75

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of
	June 30, 2015	December 31, 2014

ASSETS
Cash and cash equivalents	$92,241	$80,493
Vacation ownership mortgages receivable, net	6,344	7,169
Vacation ownership inventory	50,614	54,061
Deferred membership costs	8,740	8,716
Prepaid income taxes	17,432	22,029
Other current assets	120,878	112,505
Total current assets	296,249	284,973
Vacation ownership mortgages receivable, net	26,966	29,333
Investments in unconsolidated entities	35,891	33,486
Goodwill and intangible assets, net	825,508	831,125
Deferred membership costs	10,498	10,948
Other non-current assets	131,197	134,137
TOTAL ASSETS	$1,326,309	$1,324,002

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$25,473	$39,082
Deferred revenue	102,513	89,850
Other current liabilities	103,271	85,036
Total current liabilities	231,257	213,968
Long-term debt	434,838	484,383
Deferred revenue	93,346	93,730
Other long-term liabilities	112,518	111,116
TOTAL LIABILITIES	871,959	903,197
Redeemable noncontrolling interest	699	457
Total ILG stockholders’ equity	416,748	384,043
Noncontrolling interests	36,903	36,305
TOTAL EQUITY	453,651	420,348
TOTAL LIABILITIES AND EQUITY	$1,326,309	$1,324,002

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six months ended June 30,
	2015	2014

Cash flows from operating activities:	$42,916	$44,088
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	7,015	5,861
Amortization of debt issuance costs	642	407
Depreciation expense	8,597	7,669
Provision for loan losses	880	—
Non-cash compensation expense	6,934	5,480
Deferred income taxes	289	310
Equity in earnings from unconsolidated entities	(2,449)	—
Excess tax benefits from stock-based awards	(1,890)	(1,908)
Loss on disposal of property and equipment	217	10
Change in fair value of contingent consideration	—	(1,606)
Changes in operating assets and liabilities	23,287	(4,655)
Net cash provided by operating activities	86,438	55,656
Cash flows from investing activities:
Capital expenditures	(6,694)	(9,146)
Investment in financing receivables	(250)	(750)
Other	(24)	(7)
Net cash used in investing activities	(6,968)	(9,903)
Cash flows from financing activities:
Proceeds from the issuance of senior notes	350,000	—
Borrowing (payments) on revolving credit facility, net	(393,000)	15,000
Payments of debt issuance costs	(6,677)	(1,711)
Dividend payments	(13,789)	(12,681)
Payments of contingent consideration	—	(7,272)
Repurchases of common stock	—	(10,999)
Withholding taxes on vesting of restricted stock units	(4,333)	(3,972)
Proceeds from the exercise of stock options	182	310
Excess tax benefits from stock-based awards	1,890	1,908
Net cash used in financing activities	(65,727)	(19,417)
Effect of exchange rate changes on cash and cash equivalents	(1,995)	(188)
Net increase in cash and cash equivalents	11,748	26,148
Cash and cash equivalents at beginning of period	80,493	48,462
Cash and cash equivalents at end of period	$92,241	$74,610

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$3,495	$2,386
Income taxes, net of refunds	$18,011	$26,281

OPERATING STATISTICS

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	% Change	2014	2015	% Change	2014
Exchange and Rental
Total active members at end of period (000’s)	1,820	0.1%	1,818	1,820	0.1%	1,818
Average revenue per member	$44.17	(0.4)%	$44.36	$94.04	0.4%	$93.68
Available room nights (000’s)	793	2.3%	775	1,567	2.0%	1,537
RevPAR(1)	$106.01	2.7%	$103.24	$116.86	(0.0)%	$116.89

Vacation Ownership
Contract sales (000’s)(2)	$25,043	N/M	$—	$52,240	N/M	$—
Average transaction price(2)	$32,231	N/M	$—	$35,855	N/M	$—
Volume per guest(2)	$3,398	N/M	$—	$3,780	N/M	$—

(1) Due to a change in industry reporting standards (effective January 1, 2015) and certain revisions resulting from a refinement in our calculation of RevPAR pursuant to industry reporting standards, RevPAR for the three and six months ended June 30, 2014 has been recast from $110.39 and $125.85, respectively.

(2) Applicable solely for the period subsequent to the acquisition of HVO on October 1, 2014.

ADDITIONAL DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	% Change	2014	2015	% Change	2014
	(Dollars in thousands)			(Dollars in thousands)
Exchange and Rental
Transaction revenue	$47,139	(0.4)%	$47,315	$104,203	0.8%	$103,426
Membership fee revenue	31,579	(0.1)%	31,602	63,127	(0.5)%	63,420
Ancillary member revenue	1,402	(18.0)%	1,709	2,801	(15.9)%	3,332
Total member revenue	80,120	(0.6)%	80,626	170,131	(0.0)%	170,178
Other revenue	8,866	40.4%	6,314	17,571	45.1%	12,107
Rental management revenue	11,411	13.7%	10,035	25,611	6.9%	23,960
Pass-through revenue	24,200	22.1%	19,827	46,921	15.4%	40,645
Total revenue	$124,597	6.7%	$116,802	$260,234	5.4%	$246,890
Exchange and Rental gross margin	60.3%	(2.3)%	61.7%	61.3%	(1.2)%	62.0%
Exchange and Rental gross margin without Pass-through Revenue	74.8%	0.7%	74.3%	74.8%	0.7%	74.2%

Vacation Ownership
Management fee revenue	$24,855	11.4%	$22,308	$49,913	10.9%	$44,995
Sales and financing revenue	10,875	N/M	—	19,471	N/M	—
Pass-through revenue	13,418	203.7%	4,418	28,679	230.3%	8,684
Total revenue	$49,148	83.9%	$26,726	$98,063	82.7%	$53,679
Vacation Ownership gross margin	37.1%	(15.6)%	44.0%	36.7%	(17.4)%	44.5%
Vacation Ownership gross margin without Pass-through Revenue	51.1%	(3.0)%	52.7%	51.9%	(2.1)%	53.1%

RECONCILIATIONS OF NON-GAAP MEASURES

	Six Months Ended June 30,
	2015	% Change	2014
	(Dollars in thousands)

Net cash provided by operating activities	$86,438	55.3%	$55,656
Less: Capital expenditures	(6,694)	(26.8)%	(9,146)
Free cash flow	$79,744	71.5%	$46,510

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$16,641	$18,360	$41,903	$42,075
Acquisition related and restructuring costs	276	1,167	483	2,406
Other non-operating foreign currency remeasurements	(250)	305	(1,326)	135
Other special items	171	—	171	—
Income tax impact of adjusting items(1)	(77)	(523)	263	(920)
Adjusted net income	$16,761	$19,309	$41,494	$43,696
Adjusted earnings per share:
Basic	$0.29	$0.33	$0.72	$0.76
Diluted	$0.29	$0.33	$0.72	$0.75

(1) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended June 30,
	2015			2014
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$36,499	$7,002	$43,501	$35,904	$5,570	$41,474
Non-cash compensation expense	(2,654)	(758)	(3,412)	(2,261)	(372)	(2,633)
Other non-operating income (expense), net	282	(87)	195	(279)	(1)	(280)
Acquisition related and restructuring costs	(67)	(209)	(276)	(987)	(180)	(1,167)
Other special items	(144)	(27)	(171)	—	—	—
EBITDA	33,916	5,921	39,837	32,377	5,017	37,394
Amortization expense of intangibles	(2,155)	(1,359)	(3,514)	(1,751)	(1,144)	(2,895)
Depreciation expense	(3,896)	(432)	(4,328)	(3,694)	(182)	(3,876)
Less: Net income attributable to noncontrolling interests	2	484	486	—	1,034	1,034
Less: Other non-operating income (expense), net	(282)	87	(195)	279	1	280
Equity in earnings in unconsolidated entities	(16)	(909)	(925)	—	—	—
Operating income	$27,569	$3,792	31,361	$27,211	$4,726	31,937
Interest income			276			55
Interest expense			(5,974)			(1,628)
Other non-operating income (expense), net			195			(280)
Equity in earnings in unconsolidated entities			925			—
Income tax provision			(9,656)			(10,690)
Net income			17,127			19,394
Net income attributable to noncontrolling interest			(486)			(1,034)
Net income attributable to common stockholders			$16,641			$18,360

	Six Months Ended June 30,
	2015			2014
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$82,372	$13,946	$96,318	$80,628	$11,136	$91,764
Non-cash compensation expense	(5,402)	(1,532)	(6,934)	(4,741)	(739)	(5,480)
Other non-operating income (expense), net	1,208	(92)	1,116	(262)	(154)	(416)
Acquisition related and restructuring costs	(169)	(313)	(482)	(1,337)	(1,068)	(2,405)
Other special items	(144)	(27)	(171)	—	—	—
EBITDA	77,865	11,982	89,847	74,288	9,175	83,463
Amortization expense of intangibles	(4,310)	(2,705)	(7,015)	(3,580)	(2,281)	(5,861)
Depreciation expense	(7,722)	(875)	(8,597)	(7,305)	(364)	(7,669)
Less: Net income attributable to noncontrolling interest	11	1,002	1,013	18	1,995	2,013
Less: Other non-operating income (expense), net	(1,208)	92	(1,116)	262	154	416
Equity in earnings in unconsolidated entities	(31)	(2,418)	(2,449)	—	—	—
Operating income	$64,605	$7,078	71,683	$63,683	$8,679	72,362
Interest income			543			99
Interest expense			(8,727)			(2,952)
Other non-operating income (expense), net			1,116			(416)
Equity in earnings in unconsolidated entities			2,449			—
Income tax provision			(24,148)			(25,005)
Net income			42,916			44,088
Net income attributable to noncontrolling interests			(1,013)			(2,013)
Net income attributable to common stockholders			$41,903			$42,075

RECONCILIATIONS OF NON-GAAP MEASURES

2015 OUTLOOK

	Current Guidance
	Low	High
	(In millions)
Adjusted EBITDA	$182	$192
Non-cash compensation expense	(14)	(14)
Other non-operating income, net	1	1
Acquisition related and restructuring costs	(1)	(1)
Amortization expense of intangibles	(14)	(14)
Depreciation expense	(17)	(17)
Interest, net	(20)	(20)
Income tax provision	(44)	(48)
Net income attributable to common stockholders	$73	$79

	Current Guidance
	Low	High
	(In millions)
Net cash provided by operating activities	$121	$142
Less: Capital expenditures	(21)	(32)
Free cash flow	$100	$110

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, and (5) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, and (3) other special items.

Ancillary member revenue - Other Interval Network member related revenue including insurance and travel related services.

Available room nights - Number of nights available for rental by Aston and Aqua at managed vacation properties excludes all rooms reserved for owner occupancy or usage including those under renovation at the owner’s request in our condominium rental programs.

Average revenue per member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Hyatt Residence Club revenue is included herein only since its date of acquisition.

Average transaction price — Contract Sales divided by the net number of transactions during the period subsequent to HVO’s October 1, 2014 acquisition.

Constant Currency — Represents current period results of operations determined by translating the functional currency results into dollars (the reporting currency) using the actual blended rate of translation from the comparable prior period. Management believes that the presentation of results of operations excluding the effect of foreign currency translations serves to enhance the understanding of ILG’s performance and improves period to period comparability of results from business operations.

Contract sales — Total vacation ownership interests sold at consolidated and unconsolidated projects pursuant to purchase agreements executed, net of cancellations received, during the period which are no longer subject to a statutory rescission period and where we have received a minimum 10% down payment of the contract purchase price. Contract sales are included herein only since HVO’s October 1, 2014 acquisition.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow - Cash provided by operating activities less capital expenditures.

Gross lodging revenue - Total room revenue collected from all Aston and Aqua-managed occupied rooms.

Management fee revenue — Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of pass-through revenue.

Membership fee revenue — Represents fees paid for membership in the Interval Network and Hyatt Residence Club.

Other revenue — includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Other special items — consist of other items that we believe are not related to our core business operations. For the three and six months of 2015, such item relates to legal proceedings as described in Part II, Item 1 of our second quarter 2015 Form 10-Q.

Pass-through revenue - Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and cost of sales and that are passed on to the property owners or homeowner associations without mark-up. Pass-through revenue of the Vacation Ownership segment also includes reimbursement of sales and marketing expenses, without mark-up, pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison

Rental management revenue — Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of pass-through revenue.

RevPAR - Gross Lodging Revenue divided by Available Room Nights for Aston and Aqua.

Total active members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period. All Hyatt Residence Club members are also members of the Interval Network.

Transaction revenue — Interval Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest — Contract sales divided by the total number of tours during the period subsequent to HVO’s October 1, 2014 acquisition.

Interval Leisure Group

Investor Contact:

William L. Harvey, 305-925-7216

Investor Relations

William.Harvey@iilg.com

Or

Media Contact:

Christine Boesch, 305-925-7267

Corporate Communications

Chris.Boesch@iilg.com